Exhibit 99.1

News Release

A.P. PHARMA REPORTS RECEIPT OF NOTICE FROM NASDAQ

REDWOOD CITY, Calif. (May 15, 2007) – A.P. Pharma, Inc. (NASDAQ: APPA), a specialty pharmaceutical company, today reported that on May 9, 2007, the Company was advised by the NASDAQ Listing Qualifications Department that NASDAQ is reviewing the Company’s eligibility for continued listing on The NASDAQ Global Market as the Company does not comply with the NASDAQ’s minimum $10 million stockholders’ equity requirement set forth in Marketplace Rule 4450(a)(3).  To facilitate the review, the Company has been asked to provide on or before May 24, 2007 a specific plan and timeframe to achieve and sustain compliance with all NASDAQ Global Market listing requirements.

As previously disclosed, on April 5, 2007, the Company filed with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-1 for a proposed public offering of up to $28.8 million of our common stock.  The Company believes that successful completion of this offering would resolve the listing deficiency, and is planning to prepare the plan requested by NASDAQ.

About A.P. Pharma

We are a specialty pharmaceutical company focused on developing pharmaceutical products using our proprietary Biochronomer polymer-based drug delivery technology. Our product development philosophy is based on incorporating approved therapeutics into our proprietary bioerodible drug delivery technology to create controlled release pharmaceuticals to improve treatments for diseases or conditions. Our lead product candidate, APF530, is currently in a pivotal Phase 3 clinical trial for the prevention of acute and delayed onset chemotherapy-induced nausea and vomiting, or CINV.

Our primary focus is to advance our proprietary Biochronomer technology, consisting of bioerodible polymers designed to release drugs over a defined period. We have completed over 100 in vivo and in vitro studies demonstrating that our Biochronomer technology is potentially applicable to a range of therapeutic areas, including pain management, prevention of nausea and vomiting, control of inflammation and treatment of ophthalmic diseases. We have also completed comprehensive animal and human toxicology studies that have established that our Biochronomer polymers are safe and well tolerated. Furthermore, our Biochronomer technology can be designed to deliver drugs over periods varying from days to several months.

Forward-looking Statements

This news release contains “forward-looking statements” as defined by the Private Securities Reform Act of 1995.  These forward-looking statements involve risks and uncertainties including uncertainties associated with the successful closing of the common stock offering, regaining compliance with NASDAQ rules, timely development, approval, launch and acceptance of new products, satisfactory completion of clinical studies, establishment of new corporate alliances, progress in research and development programs and other risks and uncertainties identified in the Company’s filings with the Securities and Exchange Commission.  We caution investors that forward-looking statements reflect our analysis only on their stated date.  We do not intend to update them except as required by law.

Investor Relations Contacts:	Company Contact:
Lippert/Heilshorn & Associates	Gregory Turnbull
Zack Bryant (zbryant@lhai.com)	President and
Don Markley (dmarkley@lhai.com)	Chief Executive Officer
Bruce Voss (bvoss@lhai.com)	(650) 366-2626
(310) 691-7100